Exhibit 10.10
MYRIANT TECHNOLOGIES LLC
INDEPENDENT CONTRACTOR AGREEMENT
     This Agreement is made by Myriant Technologies LLC (“Company”), a Delaware limited liability company, and Arro Building Services (“Contractor”). This Agreement is effective as of August 31, 2010 (“Effective Date”). Company and Contractor agree as follows:
Section 1. Engagement of Services
1.1 Services. Subject to the terms of this Agreement, Contractor will render the services set forth in Exhibit A (the “Services”).
1.2 Performance of Services. All Services will be rendered to the best of Contractor’s ability and in a timely, first-class, and professional manner, in compliance with all standards and rules reasonably established by Company from time to time. Company selected Contractor to perform the Services based upon Company receiving Contractor’s personal service. Contractor therefore may not subcontract or otherwise delegate his obligations under this Agreement without Company’s prior written consent.
1.3 Compliance With Laws. Contractor will comply with all applicable laws, ordinances, rules, regulations, and other requirements, now or hereafter in effect, of any governmental authority having jurisdiction, in Contractor’s performance of the Services.
1.4 Modification. Company periodically may make changes to the Services that are within the general scope of this Agreement, by giving Contractor written notice of such changes. Changes may include, for example, modifications to the amount of Services, the items to be delivered, and the schedules for performance. If any change results in an increase or decrease in the parties’ best estimate of the time or expense required to perform the remaining Services, Company and Contractor will equitably adjust the schedules and/or the compensation payable for the performance of such Services to reflect the increase or decrease.
Section 2. Compensation
     2.1 Fees and Approved Expenses. Company will pay Contractor for the Services as set forth in Exhibit A. Contractor will not be reimbursed for any expenses incurred in connection with the performance of the Services under this Agreement, unless approved in advance and in writing by an authorized representative of Company or expressly provided for in Exhibit A. Upon termination of this Agreement for any reason, Contractor will be paid fees and expenses on a proportional basis as stated in Exhibit A for work performed, up to and including the effective date of the termination, except that Company will only be liable to pay for liabilities incurred prior to termination.
     2.2 Timing. Unless other terms are set forth in Exhibit A, Company will pay Contractor for Services and will reimburse Contractor for previously approved expenses within 15 days of the date of Contractor’s invoice, provided Contractor has furnished documentation for expenses, as reasonably requested by Company.
Section 3. Nondisclosure Agreement
     As a condition of Company’s obligations under this Agreement, Contractor agrees to enter into and abide by the terms and conditions of a Confidentialty/Non Disclosure Agreement.
Section 4. Independent Contractor
     4.1 Nature of Relationship. Contractor shall be and act as an independent contractor (and not as the employee, agent, or representative of Company) in the performance of the Services for Company. This Agreement shall not be interpreted or construed as creating or evidencing an association, joint venture, partnership or franchise relationship among the parties or as imposing any partnership, or franchisor obligation, or liability on any party. Contractor will not represent himself as an employee or agent of Company. Contractor shall not be entitled to, and shall not attempt to, create or assume any obligation, express or implied, on behalf of Company. Contractor shall be required to devote Contractor’s full time to the performance of Services under this Agreement during the term of this Agreement. Since Contractor will not be an employee of Company, Contractor will not be entitled to any of the benefits that Company may make available to its employees, such as vacation pay, sick leave, insurance programs, including group health insurance or retirement benefits. In addition, Contractor acknowledges that as an independent contractor, he is not eligible to recover worker’s compensation benefits in the event of injury.
     4.2 Contractor Responsible for Taxes and Records. Contractor will be solely responsible for and will file, on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Contractor’s performance of the Services and receipt of fees under this Agreement. Contractor will be solely responsible for and must maintain adequate records of expenses incurred in the course of performing the Services under this Agreement. No part of Contractor’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law.
Section 5. Work Product
          5.1 Ownership and Assignment. Company owns or upon assignment by the creator will own: (i) all concepts, works, inventions, information, software, and other materials developed by Contractor either alone or with others, that result from or relate to the Services (collectively, “Work Product”) and (ii) all marks, trade secrets, copyrights, patents, and other intellectual property rights (“Proprietary Rights”) in such Work Product. Work Product does not include any inventions or developments made by Contractor prior to the Effective Date. Any copyrightable aspects of Work Product are “works made for hire” to the full extent permitted by law. Contractor shall assign to Company Contractor’s entire right, title, and interest in all Work Product and all Proprietary Rights in Work Product. Contractor shall execute any documents in connection with such assignment that Company may reasonably request. Contractor appoints Company its attorney-in-fact to execute assignments of, and register all rights to, the Work Product and the Proprietary Rights in Work Product. This appointment is coupled with an interest.
Section 6. Term
     This Agreement is effective as of the Effective Date and will continue until the first anniversary of the Effective Date, unless terminated earlier in accordance with Section 7 below.
Section 7. Termination, Noninterference, and Noncompete
     7.1 Termination. Consultant may terminate this Agreement for any reason, with or without cause, upon thirty (30) days’ prior written notice to Company. Company may terminate this Agreement upon thirty (30) days prior written notice upon the occurrence of (a) breach by Consultant of any provision of this Agreement, (b) conviction of Consultant of any felony or (c) a determination by the Company that the Consultant’s services are no longer needed by the Company due to change in the Company’s business strategy, including without limitation, a determination to cease the development of either ethanol facility the Company currently has under development. Company may discontinue its efforts develop, own and operate ethanol production facilities for any reason without incurring any liability to Contractor.
     7.2 Rights Upon Termination. If this Agreement is terminated while work is in progress under the Agreement, Company and Contractor agree that all right, title, and interest in Work Product conceived or developed by Contractor alone or with others in connection with the provision of Services as of the date of termination will be deemed assigned to Company and Company may not recover any fees for Services rendered, or reimbursements for expenses incurred, that have been paid by Company to Contractor as of the date of termination.
     7.3 Noninterference with Business. During the course of Contractor’s performance of the Services for Company and for a period of twelve (12) months after the termination of this Agreement, Contractor will not interfere with Company’s business in any manner, including without limitation, by encouraging anyone to leave Company’s employ or by encouraging any employee or independent contractor to sever that person’s relationship with Company.
     7.4 Noncompete. For twelve (12) months following the termination of this Agreement, Contractor will not perform services for, participate in the ownership, management, or operation of, or in any manner be connected with, any Competitor, without Company’s prior written consent. As used in this Section, “Competitor” means any entity that, directly or indirectly, competes with Company in the production of ethanol or engages in the development, license, or sale of products or services that compete with products or services then produced or marketed by Company, that Company is then preparing to produce or market, or the feasibility for marketing or developing of which Company is then actually studying.
Section 8. Business Opportunities
     Contractor will promptly disclose to Company any business opportunity of which Contractor becomes aware as a result of its performance of the Services. Contractor will not take advantage of or divert any such opportunity for the gain, profit, or benefit of Contractor or any other person or entity without the written consent of Company.
Section 9. Indemnification
     Contractor will indemnify, defend, and hold Company (and its affiliates and their respective directors, officers, employees, successors, assigns, insurers, licensees, distributors, independent contractors, and agents) harmless from all claims, damages, losses, and expenses (including reasonable attorneys’ fees incurred on such claims and in proving the right to indemnification) arising out of or resulting from any claim, action, or other proceeding that is based upon (a) Contractor’s breach of any obligations, representations, or warranties under this Agreement, (b) the conduct of Contractor’s business outside the scope of this Agreement, or (c) any negligent act or omission of Contractor.
Section 10. Remedy
     Contractor acknowledges that any breach by Contractor of this Agreement will cause irreparable injury to Company. Accordingly, in the event of such breach or an impending breach, Company shall be entitled to obtain restraining orders, injunctions, and other equitable relief from a court in addition to, and not in lieu of, the right to seek damages and any other right or remedy afforded to Company by law or otherwise.
Section 11. General Provisions
     11.1 Governing Law; Forum. This Agreement will be governed by the laws of Massachusetts, excluding its choice of law rules. Contractor irrevocably consents to the exclusive personal jurisdiction and venue of the federal and state courts located in Boston, Massachusetts with respect to any dispute arising out of or in connection with this Agreement, and agrees not to commence or prosecute any action or proceeding arising out of or in connection with this Agreement other than in the aforementioned courts.
     11.2 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. Company and Contractor agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision.

     11.3 Nonwaiver. Any failure by Company to enforce strict performance of any provision of this Agreement will not constitute a waiver of Company’s right to subsequently enforce such provision or any other provision of this Agreement.
     11.4 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of Contractor arising under this Agreement may be assigned without Company’s prior written consent. Company may assign its rights arising under this Agreement to an affiliated entity without the consent of Contractor. Subject to the foregoing, this Agreement will be binding upon, enforceable by, and inure to the benefit of, the parties and their successors and assigns.
     11.5 Company Marks. Contractor will not use any trade name, trademark, service mark, or logo of Company (or any name, mark, or logo confusingly similar thereto), in any advertising, promotions, or otherwise, without Company’s prior written consent.
     11.6 Notices. All notices and other communications under this Agreement must be in writing, and must be given by registered or certified mail, postage prepaid, or delivered by hand to the party to whom the communication is to be given, at its address set forth below.
     11.7 Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement, the prevailing party in any proceeding to resolve such dispute will be entitled to receive its reasonable attorneys’ fees and costs incurred in connection with the proceeding, in addition to any other relief it may be awarded.
     11.8 Survival. The provisions of Sections 4, 5, 7, and 9 (as well as any other provision that reasonably should be interpreted as surviving this Agreement) will survive any termination or expiration of the term of this Agreement.
     11.9 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement. It may not be changed orally but only in writing signed by both parties.
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     11.10 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall be deemed one and the same document.

MYRIANT TECHNOLOGIES LLC:
By:	/s/ Stephen J. Gatto
Stephen J. Gatto, Chief Executive Officer
Address:	Myriant Technologies LLC Two Batterymarch Park Suite 301 Quincy, MA 02169

ARRO BUILDING SERVICES:
By:	/s/ Stephen G. Mack
Stephen G. Mack, President
Address:	Two Batterymarch Park Suite 301 Quincy, MA 02169

Effective Date: August 31, 2010

EXHIBIT A
SERVICES AND COMPENSATION
Consultant/Contractor: Arro Building Services
Effective Date: August 31, 2010
1.	THE SERVICES
1.1	General Description

Contractor is responsible in assisting Company to effect an office move and finalize the real estate transactions for the Company. Contractor is responsible for interfacing with current real estate companies (Cummings Properties, NFPA). Contractor is responsible for interfacing with Company broker, Meredith & Grew, visiting potential sites, lease negotiations, logistics and perform other duties relative to a real estate transaction as needed and/or on an as requested basis.

Additionally, Contractor will be responsible for facilities management at the Woburn lab facility.

1.2	Designated Personnel

Contractor’s main point of contact at the Company will be Stephen J. Gatto, CEO
2.	COMPENSATION
2.1	Amount and Basis

Contractor will be paid $10,000.00 per month for term of agreement.

Contractor will submit an invoice to Company for Services performed and reimbursable expenses. The invoice will be in a form and content reasonably acceptable to Company and will describe (a) the Services performed; (b) the number of hours expended performing the Services; and (c) any reimbursable expenses. Contractor will furnish such receipts, documents and other supporting materials as Company reasonably may request to verify the contents of any invoice.

Contractor will be paid 120% of the payroll cost of each employee of Contractor performing services on behalf of Company, plus reasonable out of pocket expenses incurred by such employee in performing such services. Contractor will submit a bi-weekly invoice for such work in a form and content reasonably acceptable to Company and will describe (a) the Services performed; (b) the number of hours expended performing the Services; (c) hourly rate and,(d) any reimbursable expenses. Contractor will furnish such receipts, documents and other supporting materials as Company reasonably may request to verify the contents of any invoice.